EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

eXegenics Inc.
1250 Pittsford-Victor Road
Pittsford, New York 14534

We consent to the incorporation by reference in the Registration Statements Nos. 333-59490 and 333-86201 on Forms S-8 of eXegenics Inc., formerly Cytoclonal Pharmaceuticals, Inc., and related prospectuses of our report dated March 21, 2007, with respect to the balance sheets of eXegenics Inc. as of December 31, 2006 and 2005, and the related statements of operations, statements of changes in stockholders’ equity, and statements of cash flows for each of the years in the two year period ended December 31, 2006 which report appears in the December 31, 2006 Annual Report on Form 10-K of eXegenics Inc.

/s/ ROTENBERG AND CO., LLP

Rochester, New York
March 21, 2007